Exhibit 99(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-154880 on Form N-2 of (i) our report for The Cushing MLP Total Return Fund (the “Fund”) dated January 29, 2010, relating to the financial statements and financial highlights of the Fund, appearing in the Annual Report to Shareholders for the fiscal year ended November 30, 2009 and (ii) our report for the Fund dated January 19, 2009, relating to the financial statements and financial highlights of the Fund, appearing in the Annual Report to Shareholders for the fiscal year ended November 30, 2008.

DELOITTE & TOUCHE LLP

DALLAS, TEXAS
March 8, 2010